[Letterhead]

Board of Directors
One Up Corporation
5 Campus Circle, Suite 100
Westlake, TX 76262

re: One Up Corporation change in Independent Auditors

Gentlemen:

Please be advised that the undersigned, as former independent auditor to One Up Corporation (the "Registrant"), has reviewed the Registrant's Form 8-K dated June 4, 1996, and I agree with its contents, and specifically the statements in
Item 4 of the form 8-K.

I hereby consent to the use of this letter as an exhibit to the Registrant's Form 8-K dated June 4, 1996.

Very truly yours,

/s/ Angel E. Lana

Angel E. Lana, C.P.A.
Registrant's former
Independent Accountant